EXHIBIT 10.214

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (this “Amendment”) is made and entered into to be effective the day and year set forth below and between MET CENTER PARTNERS-6, LTD, a Texas limited partnership (“Landlord”), PPD DEVELOPMENT, LP, a Texas limited partnership (“Tenant”), and PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation (“Guarantor”).

RECITALS:

A. By Lease Agreement (the “Lease”) effective June 18, 2004, Landlord leased to Tenant approximately 128,941 gross square feet of space in Building Ten located in the Met Center development in Austin, Travis County, Texas, as more particularly described in the Lease (the “Leased Premises”).

B. Pursuant to that certain First Amendment of Lease Agreement, Landlord, Tenant and Guarantor approved the Plans and Specifications for the Tenant Improvements and, as contemplated in the Lease, confirmed the number of gross square feet contained within the Leased Premises and other matters associated therewith.

C. Subject to and contingent upon the sale of the property and building in which the Leased Premises are located, Landlord and Tenant desire to agree to amend the Lease further to provide that the Lease include approximately 82,328 gross square feet of additional space within the Building (“Expansion Space”), and to set forth certain other agreements and understanding between them, as hereinafter provided

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Tenant and Guarantor agree as follows:

1. Except as otherwise expressly defined herein, all capitalized terms shall have the meanings ascribed to them as provided in the Lease.

2. Landlord is currently in the process of marketing the Property for sale. In the event Landlord closes the sale and conveyance of the Property on or before June 1, 2005 Landlord shall assign and transfer all of the right, title, interest and obligations of the “Landlord” under the Lease to the new buyer, which shall assume such obligations from and after the date of such sale, conveyance and assignment. Should the sale of the Property not occur, Landlord shall reimburse Tenant for any and all costs associated with Tenant’s planned expansion in the Expansion Space including but not limited to any architectural fees, programming costs, legal expenses and any other costs incurred by Tenant in anticipation of Landlord’s sale of the Property and Tenant’s lease of the Expansion Space.

Subject to, and contingent upon, such sale, conveyance and assignment occurring on or before June 1, 2005, the Lease shall automatically be further amended effective as of the date of such sale and conveyance as follows:

(a) Section 1.5 of the Lease is hereby amended to provided that the Commencement Date shall be April 1, 2005.

(b) Section 1.11 of the Lease shall be amended to provide that the Leased Premises include the original 128,941 approximate gross square feet of space as reflected on Exhibit B attached to the Lease (the “Primary Space”) and the Expansion Space consisting of that certain 82,328 approximate gross square feet of additional space within the Building as more particularly described on Exhibit A attached to this Amendment and made a part hereof for a total of 211,269 approximate gross square feet of space and all references to the “Leased Premises” shall mean and refer to said 211,269 approximate gross square feet of space.

(c) Section 1.9 of the Lease is hereby amended to provide that the Expiration Date is June 30, 2015.

(d) Section 1.15 of the Lease is hereby amended to provide that the Lease Term shall be a period of time from the Commencement Date until June 30, 2015.

(e) Section 1.18 of the Lease shall be amended to provide that the number of parking spaces for Tenant within the parking lot as shown on Exhibit A attached to the Lease shall be 1,056 parking spaces, of which 392 spaces shall be reserved as set forth on Exhibit B attached to this Amendment and made a part hereof.

(f) Section 1.20 of the Lease shall be amended to include the following language:

“Total Base Rent” for the Expansion Space shall be the sum of the Additional Base Rent and the Base Rent as defined below:

For the period of July 1, 2005 until June 30, 2010, Base Rent shall be $752,477.92 per year (being $9.14 multiplied by the approximate number of total 82,328 gross square feet of the total Expansion Space), payable in monthly installments of $62,706.49, plus Additional Base Rent for the period for July 1, 2005 until June 30, 2010 shall be $275,000 per year, payable in monthly installments of $22,916.66 which equals Total Base Rent of $1,027,477.90 per year, payable in monthly installments of $85,623.16.

For the period of July 1, 2010 until June 30, 2015, Base Rent shall be $865,267.28 per year (being $10.51 multiplied by the approximate number of total 82,328 gross square feet of the total Expansion Space), payable in monthly installments of $72,105.61, plus Additional Base Rent for the period for July 1, 2010 until June 30, 2015 shall be $275,000 per year, payable in monthly installments of $22,916.66 which equals Total Base Rent of $1,140,267.20 per year, payable in monthly installments of $95,022.27.

(g) Section 1.20 of the Lease shall be amended to provide that Tenant’s Proportionate Share shall be 61.13%.

(h) Section 1.25 of the Lease shall be amended to provide that the Work Letter for the Expansion Space is attached hereto as Exhibit D-2 (the “Expansion Space Work Letter”).

(i) Section 1.26 of the Lease is hereby amended to provide that in addition to the original Tenant Improvement Allowance with respect to the Primary Space, Landlord shall provide the amount of $2,058,200 as the Tenant Improvement Allowance with respect to the Expansion Space for a total Tenant Improvement Allowance for the entire Leased Premises of $5,281,725, which additional Tenant Improvement Allowance shall be payable in accordance with the terms of the Expansion Space Work Letter attached hereto as Exhibit D-2. It is expressly understood and agreed that the terms and provisions of the Expansion Space Work Letter shall apply independently and separately from the original Work Letter attached to the Lease as Exhibit D-1 (“Original Work Letter”). Without limiting the generality of the foregoing, it is expressly agreed that payment of the Tenant Improvement Allowance applicable to the Primary Space shall be paid separately from the payment of the Tenant Improvement Allowance for the Expansion Space with the intended result that the Tenant Improvement Allowance for the Primary Space comprising the Leased Premises shall be paid upon the completion of the Tenant Improvements for such space in accordance with the terms and conditions of the Original Work Letter and the Tenant Improvement Allowance with respect to the Expansion Space shall be paid upon completion of the Tenant Improvements for the Expansion Space in accordance with the terms of the Expansion Space Work Letter.

(j) Section 1.27 of the Lease is hereby amended to provide that upon Landlord and Tenant mutually agreeing to the Plans and Specifications for the Expansion Space in accordance with the provisions of the Work Letter, such Plans and Specifications shall be attached to the Lease as an additional part of Exhibit E.

(k) Paragraph 9 (Right to Purchase the Property) in Exhibit C to the Lease is hereby deleted in its entirety, it being agreed that Tenant shall not have any right of first refusal or options to acquire the Property.

3. Landlord and Tenant agree that the foregoing contingent amendment to the Lease provides for a Commencement Date of April 1, 2005. To accommodate such amendment, Landlord and Tenant agree no Base Rent or Tenant’s Additional Rent shall be payable under the Lease until April 1, 2005. In the event Landlord has sold and conveyed the Property prior to June 1, 2005, as contemplated herein, and the foregoing Lease Amendment becomes effective, the Commencement Date shall be April 1, 2005, as provided above. In the event Landlord has not sold and conveyed the Property prior to June 1, 2005, then the foregoing amendments shall not become effective; the Commencement Date of the Lease shall be January 1, 2005 as currently provided in the Lease; and Tenant shall pay to Landlord the Base Rent and Tenant’s Additional Rent for the period from January 1, 2005, until April 30, 2005, on or before April 5, 2005.

4. It is agreed that in the event Tenant determines that its business requires space in addition to the Leased Premises, Tenant may, at Tenant’s sole and exclusive option, give notice to Landlord that Tenant requires more space than contained within the Leased Premises. Upon receipt of such notice, Landlord shall sell to Tenant a plot of land measuring approximately seven (7) acres on a portion of the current parking facilities located on the most westerly portion of the Property, as reflected on Exhibit E attached hereto (the “Expansion Area”) for Tenant to construct an additional building. The terms and conditions of such sale shall be as Landlord and Tenant may mutually agree, each in their respective sole and absolute discretion, provided that in any case Tenant shall be entitled to purchase the Expansion Area for fair market value based on an appraisal performed by an appraiser mutually agreeable to both Landlord and Tenant. In addition, any new such building shall be subject to obtaining all requisite approvals and permits from applicable governmental entities. In all events, (i) the construction of such new building shall include the construction of structured parking in the area reflected on Exhibit E attached hereto in levels necessary to satisfy the parking requirements of Building Ten, which structured parking area shall be constructed prior to the start of construction of the new building, (ii) the number of parking spaces on the land on which Building Ten is situated and the Expansion Area shall equal the number of parking spaces on the land on which Building Ten is situated and the Expansion Area prior to the construction of the new building (currently approximately 1,533 spaces) plus the number of parking spaces necessary for the new building after the construction of the new building and the construction of the structured parking for Building Ten and any structured parking for the new building, (iii) the driveway through the Expansion Area shall remain unchanged, and (iv) the sale shall be subject to, and conditioned upon, the resubdivision of the Property to create a separate lot for each of the Building and the Expansion Area which separates the two lots in the approximate manner as reflected on Exhibit E attached hereto. It is further understood and agreed that such sale shall have no effect on the Lease, which shall continue in full force and effect other than an amendment to exclude the Expansion Area from the definition of the “Property” under the Lease. To accommodate the possibility of Tenant’s expansion pursuant to this Section 4, Landlord shall use commercially reasonable efforts to cause such re-subdivision to be completed as promptly as reasonably possible after the sale and conveyance of the Property.

5. At Tenant’s request, Landlord agrees to use commercially reasonable efforts to relocate Texas Parks & Wildlife from the Building; provided, it is understood and acknowledged that Landlord can provide no assurance that Texas Parks & Wildlife will wish or agree to move from the Building or that Landlord and Texas Parks & Wildlife will be able to mutually agree to the terms and conditions for such relocation.

6. It is acknowledged by the parties that there are no real estate brokers or agents involved in connection with this Amendment except for Equis Corporation, which represents Tenant and shall be paid a commission pursuant to a separate agreement with Landlord. Each party agrees to defend, indemnify and hold the other harmless from any cost or claim for commission, fee or other compensation by reason of this transaction made by any agent, broker, entity or person alleging to be acting for or under the indemnifying party or which otherwise arises out of the acts or conduct of the indemnifying party.

7. Landlord and Tenant expressly agree that except as amended hereby, all of the terms and provisions of the Lease shall remain in full force and effect, and the same are hereby confirmed, ratified and approved.

8. Guarantor has executed this Amendment to acknowledge and consent to the amendments to the Lease as provided herein and to confirm, acknowledge and agree that the terms and provisions of the Lease Guaranty attached as Exhibit G to the Lease continue in full force and effect and that the increase in the Base Rent and Tenant’s Additional Rent and the other obligations, liabilities and duties of the Tenant under the Lease as a result of adding the Expansion Space as part of the Leased Premises are and shall be included within the “ Obligations” guaranteed in accordance with the terms of the Lease Guaranty.

9. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Amendment may be transmitted between them by facsimile machine. The parties intend that faxed signatures constitute original signatures, and that a faxed copy of this Amendment containing the signatures (original or faxed) of all the parties is binding upon the parties.

EXECUTED by the parties on the dates set forth below their respective signatures to be effective the date the last party so signs.

LANDLORD:

MET CENTER PARTNERS-6, LTD.

By:	Met Center 3, Inc., a Texas corporation, General Partner

By:	/s/ Howard C. Yancy
Howard C. Yancy, President

Date: March 16, 2005

TENANT:

PPD DEVELOPMENT, LP

By:	PPD GP, LLC, a Delaware limited liability company, General Partner

By:	/s/ Fred B. Davenport, Jr.
Name:	Fred B. Davenport, Jr.
Title:	President

Date: March 16, 2005

GUARANTOR:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation

By:	/s/ Fred B. Davenport
Name:	Fred B. Davenport
Title:	President

Date: March 16, 2005

EXHIBIT A

EXPANSION AREA

EXHIBIT B

RESERVED AND UNRESERVED PARKING FOR BUILDING TEN

EXHIBIT C

INTENTIONALLY OMITTED

EXHIBIT D-2

EXPANSION SPACE WORK LETTER

This Exhibit D-2 is attached to and made part of that certain Lease Agreement by and between Met Center Partners-6, Ltd., as Landlord, and PPD Development, LP as Tenant.

1. Building Shell. The Building, other than those portions occupied by other tenants, is in shell condition and Landlord represents that it has been constructed substantially in accordance with the plans and specifications described in Schedule 1 attached to this Exhibit D-2 (the “Shell Plans”), except as expressly provided in paragraph 2(n) below. Except as expressly provided in paragraph 2(n) below, the cost of any and all work not specifically delineated in such Shell Plans, or any increase in cost resulting from subsequent changes required to complete the Tenant Improvements (as defined below), shall be the responsibility of, and paid for by Tenant, subject to reimbursement from the Tenant Improvement Allowance as part of the Tenant Improvements Construction Costs as provided below. Tenant shall have access to the Property and the Building necessary to timely complete the Tenant Improvements subject to the provisions of Section 2.2 of the Lease.

2. Tenant Improvements.

(a) Tenant shall complete all improvements required or desired by Tenant for Tenant’s use of the Expansion Space part of the Leased Premises (collectively, the “Tenant Improvements”) according to the Tenant Improvement Plans (defined below) as provided herein. It is understood that the Tenant Improvements may include, subject to the provisions hereof, the following:

1. The interior improvements within the Expansion Space part of the Leased Premises for general office use. In addition, Tenant shall be entitled to install a separate primary entrance to the Expansion Space on the south side of the Building.

2. Tenant may improve for its exclusive use and control, any building stairwells that are internal to the Expansion Space part of the Leased Premises, and may integrate those stairwells into Tenant’s security systems.

3. Tenant may install an uninterrupted power supply (UPS) system and emergency stand-by battery system, and may use a portable generator (in addition to the external auxiliary generator) during emergencies. Tenant may use reasonably necessary riser space for the connection of these systems to the Expansion Space part of the Leased Premises.

4. Tenant shall be entitled to construct antennae and/or satellite dish (the “Antennae”) on that portion of the roof of the Building located immediately above the Expansion Space part of the Leased Premises, and shall not be charged extra rent or other fee by Landlord for the Antennae or the use of roof space for the Antennae.

(b) Subject to sections (l) and (n) below, Tenant shall bear the entire cost of the construction of the Tenant Improvements, including, without limitation, all architectural and engineering fees associated with the space planning for the Expansion Space part of the Leased Premises, the design of the Tenant Improvements and preparation of the Tenant Improvement Plans (including any changes to the Shell Plans required therefore) and any changes thereto; all labor, material and equipment costs; additional janitorial services; general tenant signage; permit fees; and taxes and insurance costs related to the construction of the Tenant Improvements to the extent not included in Operating Costs (the “Tenant Improvement Construction Costs”). Landlord shall not charge or be entitled to receive payment of any fee in connection with or during the construction of the Tenant Improvements or Tenant’s move-in, including without limitation any project management, supervision or review fee, or any fee for the use of the Building services (such as, but not limited to, loading dock, parking or freight elevators, nor shall Tenant be charged for utilities consumed during construction of the Tenant Improvements).

(c) Landlord shall make available to Tenant, the construction, architectural and engineering information reasonably requested by Tenant’s architect or general contractor. Tenant shall submit to Landlord construction drawings and specifications for the Tenant Improvements (the “Tenant Improvement Plans”) within one hundred twenty (120) days after the Effective Date of this Lease. The Tenant Improvement Plans shall consist of detailed plans and specifications for the construction of the Tenant Improvements in accordance with all applicable governmental laws, codes, rules and regulations, including partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building. The Tenant Improvement Plans shall specifically include a requirement for expansion joints for every twenty (20) feet on all interior walls and above all doorways and other openings. The Tenant Improvement Plans must be approved by Landlord as provided herein.

(d) Within five (5) business days after Landlord’s receipt of the Tenant Improvement Plans, Landlord shall submit to Tenant in writing any requested changes thereto, and Landlord and Tenant shall thereafter work together in good faith to agree upon final Tenant Improvement Plans. Landlord’s approval of the Tenant Improvement Plans shall not be unreasonably delayed or withheld, provided that they comply with all applicable governmental laws, codes, rules and regulations and the provisions of this Lease. Notwithstanding the foregoing, Landlord’s approval of any changes to the Building systems or the exterior or structural components of the Building, including relocation or alteration of stairwells and elevators, shall be subject to Landlord’s approval, and shall be subject to approval by Landlord’s structural engineer. If Landlord’s structural engineer fails to approve any such portion of the Tenant Improvement Plans, the specific reasons for such disapproval shall be provided to Tenant, together with specific drawings and other corrections necessary to correct the specific reasons for such disapproval. If Tenant modifies the Tenant Improvement Plans to specifically incorporate the drawings and other corrections made by Landlord’s structural engineer, the modifications of the exterior or structural components of the Building shall be deemed to be approved by Landlord. Landlord shall not refuse, without adequate justification, to approve the final Tenant Improvement Plans within thirty (30) days after Landlord’s receipt thereof. In the event Landlord does disapprove the Tenant Improvement Plans, as submitted, the parties shall cooperate fully to achieve a final approved set of plans in conformity with this Work Letter. If, despite good faith efforts, the parties cannot agree on a final approved set of Tenant Improvement Plans Landlord and Tenant shall each have the right to terminate the Lease by notice to the other at such time, and in the event of such termination the first month’s Base Rent shall be promptly returned to Tenant.

(e) No approval by Landlord or Landlord’s architects and/or engineers of the Tenant Improvement Plans or any of Tenant’s drawings, plans and specifications that are prepared in connection with any construction of improvements in the Expansion Space part of the Leased Premises shall in any way be construed or operate as a representation or warranty by Landlord as to the adequacy of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely satisfy the requirement of consent by Landlord under this Lease as to Tenant’s right to construct the improvements in the Expansion Space part of the Leased Premises in accordance with such drawings, plans and specifications.

(f) Upon Landlord’s approval of the Tenant Improvement Plans, Tenant, at Tenant’s expense, shall promptly apply for, and obtain, all permits and approvals required by governmental agencies, and Landlord shall joint Tenant in promptly applying for approval (to the extent necessary) by the Association Architectural Control Committee (the “Committee”) under the Declaration and any other restrictive covenants applicable to the construction of the Tenant Improvements (the foregoing collectively referred to as the “Approvals”), and Landlord shall affirmatively request and support such approval by the Committee in Landlord’s capacity as the owner of the Property. It is contemplated that among such items as may require approval of the Committee, the Approvals shall include approval of the Committee of the installation of a separate primary entrance to the Expansion Space on the south side of the Building and the additional walkway from the upper parking area as described in paragraph 2(a)(4) above, and Landlord represents and warrants that it has obtained pre-approval by the Committee such entrance and additional walkway from the upper parking area. Upon substantial completion of the Tenant Improvements, Tenant shall obtain a permanent certificate of occupancy for the Expansion Space part of the Leased Premises.

(g) Prior to the commencement of construction of any of the Tenant Improvements, Tenant shall (i) furnish Landlord with evidence satisfactory to Landlord that the Approvals have been obtained, (ii) furnish Landlord with evidence that Tenant has obtained and is maintaining (1) All Risk Builder’s Risk Insurance covering the replacement value of the Tenant Improvements and naming Landlord as an additional insured, and (2) the Comprehensive Commercial Liability Insurance policy described in the Lease, and (iii) notify Landlord of the date on which Tenant intends to commence construction of the Tenant Improvements. The construction contemplated by the Tenant Improvement Plans shall be performed by skilled contractors and subcontractors whose names shall be furnished in writing to Landlord in advance. All contractors shall be required to maintain commercial general liability insurance in amounts of not less than $1 million per occurrence, $2 million aggregate, with reputable companies licensed to provide insurance in Texas. Certificates of insurance for Tenant and its contractors shall be delivered to Landlord before Tenant commences construction of the Tenant Improvements.

(h) The construction of the Tenant Improvements shall be done in a good and workmanlike manner and in accordance with the Tenant Improvement Plans, as approved by Landlord. All material changes to any of the Tenant Improvement Plans must be submitted to Landlord for Landlord’s written approval prior to, and as a condition precedent to, making such change; provided, Landlord shall promptly review the same and shall not unreasonably withhold, delay or condition its approval. All materials used in executing the Tenant Improvement Plans by Tenant shall be new and of good quality for their intended purposes.

(i) The failure of Tenant to complete the Tenant Improvements by the Rent Commencement Date for any reason other than delays caused by the acts of Landlord or Landlord’s Related Parties shall not delay or extend the Rent Commencement Date and the obligations of Landlord and Tenant shall continue in full force and effect and the rent shall not be abated. Any such delays caused by Landlord shall extend the Rent Commencement Date by a period equal to the period of the delay attributable to the acts of Landlord.

(j) Tenant shall have no right, authority or power to bind Landlord or any interest of Landlord in the Project, the Property, the Building, or the Expansion Space part of the Leased Premises for the payment of any claim for labor or materials or for any charge or expense incurred or the erection or construction of the Tenant Improvements, nor to render the Project, the Property, the Building, or the Expansion Space part of the Leased Premises or any part thereof liable for any mechanic’s or materialmen’s lien, and Tenant shall in no way be considered the agent of Landlord in the construction or erection of any of the Tenant Improvements. If any lien is imposed upon any portion of the Property by reason of the construction of the Tenant Improvements, Tenant shall discharge or bond around the same in accordance with the provisions of this Lease.

(k) Tenant and its contractor(s) shall cause the construction of the Tenant Improvements in such manner as to minimize interference or inconvenience to the other tenants of the Building, the Property and the Project to the extent reasonably possible. All construction activity and storage of materials shall be confined to the Expansion Space part of the Leased Premises, Tenant’s storage building(s), if already erected, and the associated parking area unless Landlord specifically agrees otherwise in writing. The work site(s) shall be maintained in a safe and reasonably clean condition at all times during the construction. The construction of the Tenant Improvements shall be conducted so as to avoid damage to part of the Project, the Property, the Common Areas, including all parking and landscaped areas, or the Building, and in the event of any such damage, Tenant shall immediately cause such damage to be fully repaired and restored.

(l) Landlord shall pay Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) of an amount as provided in Section 1.26 of the Lease, which funds may be applied by Tenant to defray any and all expenses and fees incurred by Tenant in connection with the design, planning, approval and construction of the Tenant Improvements.

(m) Intentionally omitted.

(n) Landlord shall also pay Tenant, in addition to the Tenant Improvement Allowance, an allowance of $200,000 for furnishing and installation of elevators for the Expansion Space part of the Leased Premises, the construction of an additional walkway from the upper parking area for Building Ten to the south side of the Building along the eastern edge of the retaining wall for one of the parking areas directly adjacent to the Building, additional security related improvements to be made by Tenant and for other costs related to the upfit of the building.

(o) Except for any work required to be accomplished by Landlord as set forth in this Lease, the Shell Plans, or in this Work Letter, all of the work to be accomplished with respect to the Expansion Space part of the Leased Premises, the Building and the Property, shall be included in the Tenant Improvement Plans, and all of such items shall be completed by Tenant as part of the Tenant Improvements. Notwithstanding anything to the contrary herein, it is specifically agreed that Tenant shall be entitled to use the existing site utilities for construction purposes, and the cost of such utilities shall be borne by Landlord.

(p) The Tenant Improvement Allowance shall be paid to Tenant as follows: within thirty (30) days after the last to occur of (i) Tenant’s deliver to Landlord of an invoice for such payment, along with a detail schedule of the Tenant Improvement Construction Costs certified by an officer of Tenant and signed lien waivers from all contractors and subcontractors providing labor and materials for the Tenant Improvements: (ii) written confirmation from Landlord’s architect that the Tenant Improvements are substantially completed in accordance with the Tenant Improvement Plans; and (iii) delivery to Landlord of a permanent certificate of occupancy for Expansion Space part of the Leased Premises.

(q) Notwithstanding anything contained herein to the contrary, Tenant shall not be entitled to receive, and Landlord shall have no obligation to provide, the Tenant Improvement Allowance at any time after an event of default has occurred unless Tenant cures such default within any time allowed in this Lease for such cure.

(r) THE MECHANICAL, ELECTRICAL AND PLUMBING SYSTEMS FOR THE EXPANSION SPACE PART OF THE LEASED PREMISES SHALL BE EXACTLY AS SPECIFIED BY TENANT AS PART OF THE TENANT IMPROVEMENTS TO THE EXPANSION SPACE PART OF THE LEASED PREMISES. LANDLORD REPRESENTS THAT TO THE BEST OF THE ACTUAL KNOWLEDGE OF LANDLORD BASED ON THE LETTER FROM LANDLORD’S STRUCTURAL ENGINEER ATTACHED HERETO AS SCHEDULE D-1, THAT THE LOAD LEVELS FOR THE FIRST AND SECOND FLOORS OF THE BUILDING ARE AS SPECIFIED IN LANDLORD’S ENGINEER’S LETTER.

EXHIBIT E

EXPANSION AREA, APPROXIMATE LOCATION OF LOT LINE ON RESUBDIVISION, AND LOCATION FOR STRUCTURED PARKING FOR BUILDING TEN IN THE EVENT OF CONSTRUCTION OF ADDITIONAL BUILDING IN THE EXPANSION AREA